SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) October 26, 2005

E. I. du Pont de Nemours and Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-815	51-0014090
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
Of Incorporation)	File Number)	Identification No.)

1007 Market Street
Wilmington, Delaware 19898
(Address of principal executive offices)

Registrant's telephone number, including area code: (302) 774-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.     Entry into a Material Definitive Agreement

               On October 26, 2005, the Compensation Committee of the Board of Directors of E. I. du Pont de Nemours and Company (the "Company"), approved the following changes to the compensation of non-employee directors, effective January 1, 2006:

Increase the annual retainer for each non-employee director from $135,000 to $200,000.

Provide a total direct compensation mix that is approximately 50 percent cash and 50 percent equity. The annual cash retainer increases from $50,000 to $85,000 and the restricted stock unit grant payable in cash increases from $85,000 to $115,000.

Revise stock ownership guidelines from five times annual cash retainer ($250,000) to two times annual retainer ($400,000).

Increase the Audit Committee member fee from $9,000 to $15,000. All other committee chair and member fees remain unchanged.

               Except as described above, the non-employee directors' compensation program will remain the same, including:

The ability to defer all or a portion of total compensation until a specified year, until retirement as a director or until death. Interest accrues on deferred cash payments and dividend equivalents accrue on deferred stock units.

Restricted stock units will vest in three equal annual installments and dividend units will be applied to the units.

Retain the Directors' Charitable Gift Plan and the accidental death and disability insurance on non-employee directors.

               The increase in non-employee director fees is designed to help the Company attract and retain highly qualified individuals to serve on the Company's Board and to compensate them appropriately for the commitment associated with their Board service. The levels of retainers are based on benchmarking studies prepared on behalf of the Compensation Committee by its outside consultant in respect of director fees paid by the Company's Frame of Reference Companies and director fees paid by other large public companies.

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SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E. I. DU PONT DE NEMOURS AND COMPANY
(Registrant)

/s/ D. B. Smith
D. B. Smith
Vice President & Controller

November 1, 2005

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